COLE CREDIT PROPERTY TRUST III, INC.

SUPPLEMENT NO. 10 DATED FEBRUARY 15, 2012

TO THE PROSPECTUS DATED MAY 2, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated May 2, 2011 and Supplement No. 9 dated January 18, 2012, which superseded and replaced all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	a change of our address; and
(2)	the status of the offering of shares of Cole Credit Property Trust III, Inc.

Change of Address

The following information supersedes and replaces the eighth paragraph in the section of our prospectus captioned “Prospectus Summary – Cole Credit Property Trust III, Inc.” on page 7 of the prospectus and all other references to our address, telephone number or fax number included in the prospectus:

Our offices are located at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016. Our telephone number is 866-907-2653. Our fax number is 877-616-1118, and the e-mail address of our investor relations department is investorservices@colecapital.com.

In addition, the following information supersedes and replaces the contact information for our dealer manager, Cole Capital Corporation, appearing at the bottom of page 5 of the prospectus:

Cole Capital Corporation

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

(866) 907-2653

Attn: Investor Services

www.colecapital.com

Status of Our Public Offering

Our follow-on offering of shares of our common stock was declared effective by the Securities and Exchange Commission on September 22, 2010, although we did not begin selling shares pursuant to our follow-on offering until after we terminated our initial public offering on October 1, 2010. Of the 275,000,000 shares registered pursuant to our follow-on offering, we are offering up to 250,000,000 shares in our primary offering and up to 25,000,000 shares pursuant to our distribution reinvestment plan. As of February 15, 2012, we had accepted investors’ subscriptions for, and issued, 208,654,440 shares of our common stock in the follow-on offering, resulting in gross proceeds to us of approximately $2.1 billion. As of February 15, 2012, we had 66,345,560 shares of our common stock remaining in our follow-on offering. Combined with our initial public offering, we had received a total of approximately $4.2 billion in gross offering proceeds as of February 15, 2012. During the month of January 2012, we accepted investors’ subscriptions for, and issued, 19,687,738 shares of our common stock in the follow-on offering, resulting in gross proceeds to us of approximately $196.3 million.